Exhibit 99.1

Recent Developments

Preliminary Results for the Year Ended December 31, 2025

Advantage Solutions Inc. (referred to herein as “we”) have presented below certain preliminary financial data, prepared by our management, representing our estimates for the year ended December 31, 2025. We are in the process of finalizing our financial data as of and for the year ended December 31, 2025. The preliminary estimates are based on currently available information and do not present all information necessary for an understanding of our financial data as of and for the year ended December 31, 2025. We have provided ranges for certain financial data, rather than specific amounts, because these results are preliminary and subject to change.

As of the date hereof, we have not yet completed the preparation of our financial statements as of and for the year ended December 31, 2025. Although our management is currently unaware of any items that would require us to make adjustments to the information set forth below, it is possible that our management may identify such items as we complete our financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are forward-looking statements, not necessarily indicative of any future period, and should be read together with the sections titled “Risk Factors” and “Forward-Looking Statements,” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2024.

We estimate that revenues for the year ended December 31, 2025 will be between $3,500 million and $3,550 million, a decrease of 1%, assuming the midpoint of the range, compared to the year ended December 31, 2024.

We estimate that operating loss from continuing operations for the year ended December 31, 2025 will be between $130 million and $120 million, a decrease of 58%, assuming the midpoint of the range, compared to the year ended December 31, 2024.

We estimate that Adjusted EBITDA from Continuing Operations will be between $328 million and $333 million, a decrease of 7%, assuming the midpoint of the range, compared to the year ended December 31, 2024.

The table below presents our preliminary estimated revenues, operating loss from continuing operations and Adjusted EBITDA from Continuing Operations for the year ended December 31, 2025 and revenues, operating loss from continuing operations and Adjusted EBITDA from Continuing Operations for the years ended December 31, 2024 and December 31, 2023:

	Year Ended December 31,		Year Ended December 31, 2025		Year Ended December 31, 2025 vs. Year Ended December 31, 2024(a)
(dollar amounts in thousands)	2023	2024	Low	High
			(estimated and unaudited)		(estimated and unaudited)
Revenues	$3,900,125	$3,566,324	$3,500,000	$3,550,000	(1)%
Operating income (loss) from continuing operations	$46,589	$(294,983)	$(130,000)	$(120,000)	58%
Adjusted EBITDA from Continuing Operations	$352,248	$356,014	$328,000	$333,000	(7)%

(a)	Calculated based on the average of the low and high estimates for year ended December 31, 2025.

We are unable to reconcile the preliminary ranges of Adjusted EBITDA from Continuing Operations to net (loss) income, the most directly comparable GAAP measure, without unreasonable efforts because we have not completed our evaluation of the impact of discrete events on income tax expense for the year ended December 31, 2025 and, as a consequence, we are unable to estimate our income tax expense for the period. The variability of income tax expense could have a significant impact on our reported financial results. The table below provides a midpoint reconciliation of Adjusted EBITDA from Continuing Operations to operating loss from continuing operations, the nearest available GAAP measure:

	Year Ended December 31,		Year Ended December 31, 2025
(dollar amounts in thousands)	2023	2024	Midpoint
	(unaudited)		(estimated and unaudited)
Operating income (loss) from continuing operations	$46,589	$(294,983)	$(125,000)
Add:
Depreciation and amortization	208,856	204,553	202,000
Impairment of goodwill and indefinite-lived assets	43,500	275,170	204,000
Gain on deconsolidation of subsidiaries	(58,891)	—	—
Loss on divestitures	—	—	(28,000)
Stock-based compensation expense(a)	38,933	31,019	27,000
Equity-based compensation of Karman Topco L.P.(b)	(2,524)	723	(2,000)
Fair value adjustments related to contingent consideration related to acquisitions(c)	11,152	1,678	—
Acquisition and divestiture related expenses(d)	3,206	(1,168)	2,000
Restructuring expenses(e)	—	30,051	1,000
Reorganization expenses(f)	56,133	88,800	60,500
Litigation (recovery) expenses(g)	9,519	(1,940)	1,000
Costs associated with COVID-19, net of (benefits) received(h)	3,283	—	(6,000)
Costs associated with the Take 5 Matter, net of (recoveries)(i)	(1,380)	1,845	(20,000)
EBITDA for economic interests in investments(j)	(6,128)	20,266	14,000

Adjusted EBITDA from Continuing Operations	$352,248	$356,014	$330,500

(a)

Represents non-cash compensation expense related to performance stock units, restricted stock units, and stock options under the 2020 Advantage Solutions Incentive Award Plan and the Advantage Solutions 2020 Employee Stock Purchase Plan.

(b)

Represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Karman Topco made to one of the Advantage Sponsors and (ii) equity-based compensation expense associated with the Common Series C Units of Karman Topco.

(c)	Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions, for the applicable periods.
(d)

Represents fees and costs associated with activities related to our acquisitions, divestitures, and related reorganization activities, including professional fees, due diligence, and integration activities.

(e)

Restructuring charges, including programs designed to integrate and reduce costs intended to further improve efficiencies in operational activities and align cost structures consistent with revenues levels associated with business changes. Restructuring expenses include costs associated with the Voluntary Early Retirement Program, special termination benefits associated with the reduction-in-force that occurred in 2024, and other optimization initiatives.

(f)

Represents fees and costs associated with various internal reorganization and transformational activities, including professional fees, lease and other contract exit costs, severance, and nonrecurring compensation costs.

(g)	Represents legal settlements, reserves, and expenses that are unusual or infrequent costs associated with our operating activities.
(h)

Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including employee-relief fund, additional sick pay for front-line teammates, medical benefit payments for furloughed teammates, and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.

(i)

Represents cash receipts from insurance policy and a settlement for claims related to the Take 5 Matter and costs associated with the Take 5 Matter, primarily professional fees and other related costs.

(j)

Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.